Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 3, 2006, by and among: CAREGUIDE, INC., a Delaware corporation (“Parent”); HAELAN ACQUISITION CORPORATION, an Indiana corporation and a wholly owned subsidiary of Parent (“Merger Sub”); HAELAN CORPORATION, an Indiana corporation (the “Company”); and RICHARD L. WESTHEIMER, in his capacity as representative of the Company’s securityholders (the “Securityholders’ Representative”). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.           Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Indiana Business Corporation Law (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B.            This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

C.            Contemporaneously with the execution and delivery of this Agreement, certain of the Company’s shareholders are executing and delivering to Parent a Voting Agreement of even date herewith.

AGREEMENT

The parties to this Agreement agree as follows:

SECTION 1.	DESCRIPTION OF TRANSACTION

1.1          Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2          Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Indiana Business Corporation Law.

1.3          Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward LLP, One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, Virginia at 10:00 a.m. Eastern time on such date as Parent may designate upon not less than two (2) business days’ prior notice to the Company (the “Scheduled Closing Time”). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, articles of merger and a plan of merger conforming to the requirements of the Indiana Business Corporation Law shall be filed with the Secretary of State of the State of Indiana. The Merger shall become effective at the time such articles of merger are filed with the Secretary of State of the State of Indiana (the “Effective Time”).

1.4          Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

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(a)          at the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended in its entirety to read as the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law, except that (i) Article I thereof shall be amended to read as follows: “The name of the Corporation is Haelan Corporation” (ii) the references to the name and address of the incorporator of Merger Sub shall be omitted from the filed document; and (iii) the references to Merger Sub’s registered agent shall be omitted from the filed document.

(b)          at the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law, except that the name of the Surviving Corporation shall be Haelan Corporation;

(c)          the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by applicable law, and the directors of the Company immediately prior to the Effective Time shall have resigned effective as of the Effective Time; and

(d)          the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by applicable law, and the officers of the Company immediately prior to the Effective Time shall have resigned effective as of the Effective Time.

1.5          Conversion of Shares; Exchange of Options and Warrants; Payment of Specified Liabilities.

(a)          Subject to Sections 1.9(c) and 1.10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any securityholder of the Company:

(i)           each share of Company Preferred Stock outstanding immediately prior to the Effective Time shall be deemed to have been converted into shares of Company Common Stock in accordance with the terms of the Company’s Articles of Incorporation;

(ii)          each share of Company Common Stock outstanding immediately prior to the Effective Time (after all applicable conversions and exercises, and including shares of Company Common Stock deemed to have been issued upon conversion of Company Preferred Stock in accordance with paragraph 1.5(a)(i) above and upon conversion of the Company Series B Convertible Notes), except for any shares of Company Common Stock held by holders of Company Capital Stock who have exercised dissenters’ rights in accordance with Section 1.10 below, shall be converted into the right to receive (x) a cash payment equal to the quotient of (1) the difference, if any, of the Initial Cash Consideration less the remaining Specified Liabilities less amounts paid pursuant to Sections 1.5(b)(i) and 1.5(b)(ii) below, divided by (2) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (after all applicable conversions and exercises, and including shares of Company Common Stock

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deemed to have been issued upon conversion of Company Preferred Stock in accordance with paragraph 1.5(a)(i) above and upon conversion of the Company Series B Convertible Notes), and (y) a convertible promissory note in substantially the form attached hereto as Exhibit B (each, a “Note” and collectively, the “Notes”) in a principal amount equal to the quotient of (1) the difference, if any, of the Initial Note Consideration less the aggregate principal amount of the Notes payable pursuant to Sections 1.5(b)(i) and 1.5(b)(ii) below, less the aggregate principal amount of Notes issued as payment for the Specified Liabilities, less any adjustment permitted by Section 1.11 below, divided by (2) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (after all applicable conversions and exercises, and including shares of Company Common Stock deemed to have been issued upon conversion of Company Preferred Stock in accordance with paragraph 1.5(a)(i) above and upon conversion of the Company Series B Convertible Notes); provided, however, that any holder of Company Common Stock who is not an Accredited Investor shall, in lieu of a Note pursuant to clause (y) above, be paid a cash amount equal to the principal amount that would have been payable to such holder pursuant to such Note; and

(iii)        each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b)          By virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

(i)           each Company Option (as defined below) shall be exchanged for (x) a cash payment and (y) a Note in such amounts as are set forth on Schedule 1.5(b)(i) attached hereto; provided, however, that any holder of a Company Option who is not an Accredited Investor shall, in lieu of a Note pursuant to clause (y) above, be paid a cash amount equal to the principal amount that would have been payable to such holder pursuant to such Note; and

(ii)          each Company Warrant (as defined below) shall be exchanged for (x) a cash payment and (y) a Note in such amounts as are set forth on Schedule 1.5(b)(ii) attached hereto; provided, however, that any holder of a Company Warrant who is not an Accredited Investor shall, in lieu of a Note pursuant to clause (y) above, be paid a cash amount equal to the principal amount that would have been payable to such holder pursuant to such Note.

The cash payments made by, and the Notes issued by, Parent pursuant to this Section 1.5 are referred to collectively herein as the “Initial Merger Consideration.”

(c)          At the Effective Time, prior to the payment of any Merger Consideration to any Eligible Securityholder, Parent shall contribute cash to the Company in an amount sufficient to satisfy the Specified Liabilities; provided, however, that Parent shall not be obligated under this Section 1.5(c) or otherwise under this Agreement to pay cash amounts at the Closing in excess of the Initial Cash Consideration.

1.6	Post-Closing Payments.

(a)          Subject to any right of setoff that Parent may be entitled to exercise (pursuant to Section 9.4 or otherwise), and subject to the other provisions of this Section 1.6, if the Actual 2007 Haelan Revenues exceed the 2007 Revenue Target, Parent shall pay an amount to the Eligible Securityholders in the aggregate equal to the Earnout Consideration; provided, however, that the Earnout Consideration shall not exceed $3,000,000. The Earnout Consideration shall be allocated to the Eligible

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Securityholders on a pro rata basis based upon the aggregate amount of Initial Merger Consideration received by such Eligible Securityholder pursuant to Section 1.5. Notwithstanding anything herein to the contrary, in the event of a Sale Transaction (as defined in the Notes) of Parent prior to December 31, 2007, then for purposes of this Agreement, the Earnout Consideration shall be deemed to be $3,000,000, and the Average Trading Price shall be determined as of the date of the closing of the Sale Transaction (as defined in the Notes).

(b)          Subject to Section 1.9(c) hereof, in the event any Earnout Consideration is payable by Parent pursuant to Section 1.6(a) above, the Earnout Consideration payable to each Eligible Securityholder shall be paid by Parent in cash; provided, however, that Parent may elect to pay up to two-thirds (?) of the Earnout Consideration by the issuance of a whole number of shares of Parent Common Stock equal to the quotient of (i) the portion of the Earnout Consideration to be paid in shares of Parent Common Stock, divided by (ii) the Average Trading Price determined as of December 31, 2007.

(c)          Within ten (10) business days after the completion of the audit of Parent’s financial statements by its independent registered public accounting firm, including the issuance of a report thereon by such accounting firm, but in no event later than April 15, 2008, Parent shall: (i) prepare or cause to be prepared a statement (the “Revenues Statement”) setting forth the Actual 2007 Haelan Revenues, together with the dollar amounts of any payment that Parent is required to make pursuant to this Section 1.6 (each, a “Post-Closing Payment”) that Parent believes is due in accordance with Section 1.6(a) and 1.6(b); and (ii) deliver or cause to be delivered such statement to the Securityholders’ Representative for and on behalf of the Eligible Securityholders.

(d)          In the event that the Securityholders’ Representative objects to Parent’s calculation of the Actual 2007 Haelan Revenues, or the dollar amount of any Post-Closing Payment set forth in the Revenues Statement or requires further information in order to perform such calculations or determine such amounts, then within 20 days after the delivery to the Securityholders’ Representative of such Revenues Statement (the “Initial Response Period”), the Securityholders’ Representative shall deliver to Parent a written notice (an “Initial Objection Notice”): (i) describing in reasonable detail the Securityholders’ Representative’s objections to Parent’s calculation of the amounts set forth in such Revenues Statement and containing a statement setting forth the Actual 2007 Haelan Revenues, or the amount of any such Post-Closing Payment, determined by the Securityholders’ Representative to be correct; or (ii) requesting additional information from Parent that the Securityholders’ Representative requires in order to perform such calculations or determine such amounts (which information, to the extent reasonably necessary in order to perform such calculations, shall be provided by Parent within 15 days after Parent’s receipt of such request). If the Securityholders’ Representative does not deliver an Initial Objection Notice to Parent during the Initial Response Period, then Parent’s calculation of the amounts set forth in the Revenues Statement shall be binding and conclusive on Parent, the Eligible Securityholders and the Securityholders’ Representative. If the Securityholders’ Representative delivers an Initial Objection Notice to Parent accompanied by a request for additional information from Parent as described above during the Initial Response Period, then the Securityholders’ Representative shall have an additional 45 days after receiving from Parent all of the information to be provided by Parent (the “Final Response Period”) to deliver to Parent a written notice (a “Final Objection Notice”) describing in reasonable detail the Securityholders’ Representative’s objections to Parent’s calculations of the amounts set forth in such Revenues Statement accompanied by a statement setting forth the Actual 2007 Haelan Revenues, or the dollar amount of any such Post-Closing Payment, determined by the Securityholders’ Representative to be correct. If the Securityholders’ Representative has requested additional information during the Initial Response Period and does not deliver a Final Objection Notice to Parent during the Final Response Period, then Parent’s calculation of the amounts set forth in the Revenues Statement shall be binding and conclusive on Parent, the Eligible Securityholders and the Securityholders’ Representative. If the Securityholders’ Representative delivers an Initial Objection Notice or Final

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Objection Notice, as the case may be, accompanied by a statement setting forth the Actual 2007 Haelan Revenues, or the amount of any such Post-Closing Payment, determined by the Securityholders’ Representative to be correct to Parent during either the Initial Response Period or the Final Response Period in accordance with this Section 1.6(d), and if the Securityholders’ Representative and Parent are unable to agree upon the calculation of the amounts set forth in the Revenues Statement within 30 days after such Initial Objection Notice or Final Objection Notice, as the case may be, is delivered to Parent, the dispute shall be finally settled by a nationally or regionally recognized independent accounting firm jointly selected by Parent and the Securityholders’ Representative. The determination by the independent accounting firm of the disputed amounts and the Post-Closing Payments, if any, shall be conclusive and binding on Parent, the Eligible Securityholders and the Securityholders’ Representative. Parent and the Eligible Securityholders shall each bear and pay 50% of the fees and other expenses of such independent accounting firm (the “Post-Closing Payment Fees”), which Post-Closing Payment Fees shall be borne pro rata by the Eligible Securityholders based upon the aggregate amount of Post-Closing Payments otherwise payable to them pursuant to this Section 1.6.

(e)          No rights or interest of any Eligible Securityholder under this Section 1.6 may be assigned, transferred or otherwise disposed of, in whole or in part, other than pursuant to the laws of descent and distribution or by will; provided, however, that any Eligible Securityholder that is a corporation, partnership or limited liability company may distribute such rights to its shareholders, partners or members, so long as the recipient of such rights is an Accredited Investor at the time of such distribution.

(f)           At reasonable times during normal business hours and upon reasonable notice provided to Parent, Parent shall permit the Securityholders’ Representative and/or one Representative designated by the Securityholders’ Representative, who is reasonably acceptable to Parent and who has agreed in writing to be bound by the confidentiality restrictions contained in this Section 1.6(f), to examine the financial books and records of the Surviving Corporation and/or Parent, only to the extent necessary for the exercise of the Securityholders’ Representative’s right to object to Parent’s calculation of the amounts set forth in the Revenues Statement. The Securityholders’ Representative agrees that he shall hold (and shall cause the Representative referred to in the preceding sentence to hold) all information acquired during such examination in strict confidence and shall use (and shall cause the Representative referred to in the preceding sentence to use) such information only for purposes of making calculations under Section 1.6.

(g)          After the Effective Time, Parent shall use commercially reasonable efforts to continue the operation of the Company’s business in accordance with past practices, including the provision of resources reasonably necessary to promote and develop additional business and sales of the Company’s products and services. Parent hereby agrees not to take any actions that knowingly will have the consequences of minimizing the Actual 2007 Haelan Revenues for purposes of this Section 1.6.

1.7          Stock Options and Warrants. At the Effective Time, (a) each option to purchase shares of Company Capital Stock that is then outstanding, whether under the Company’s 2000 Stock Option Plan or otherwise (each, a “Company Option”), shall be terminated to the extent not exercised prior to the Effective Time or exchanged for Merger Consideration pursuant to Section 1.5 and (b) each warrant or other right to acquire shares of Company Capital Stock (a “Company Warrant”) shall be terminated to the extent not exercised prior to the Effective Time or exchanged for Merger Consideration pursuant to Section 1.5.

1.8          Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the

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Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

1.9	Exchange of Company Securities.

(a)          At or as soon as practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates, Company Options, Company Warrants and Company Series B Convertible Notes (collectively, the “Company Securities”) (i) a letter of transmittal in substantially the form attached hereto as Exhibit C, and (ii) instructions for use in effecting the surrender of Company Securities in exchange for the Merger Consideration. Upon surrender of a holder’s Company Securities to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Securities shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9, the Company Securities shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 1. If any holder’s Company Securities shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any Merger Consideration, require the owner of such lost, stolen or destroyed Company Securities to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Securities.

(b)          No dividends or other distributions declared or made with respect to any shares of common stock of Parent, par value $0.01 per share (“Parent Common Stock”) with a record date after the date on which Parent becomes obligated to issue such shares of Parent Common Stock to such Eligible Securityholder shall be paid to the holder of any unsurrendered Company Securities with respect to the shares of Parent Common Stock represented thereby until such holder surrenders such Company Securities in accordance with this Section 1.9 (at which time such holder shall be entitled to receive all such dividends and distributions).

(c)          No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, the number of shares of Parent Common Stock payable to any Eligible Securityholder as part of a Post-Closing Payment pursuant to Section 1.6 of this Agreement or pursuant to the terms and conditions of the Notes shall be rounded to the nearest whole share (with 0.5 or greater being rounded up).

(d)          Parent and the Surviving Corporation shall be entitled to deduct and withhold from any Merger Consideration payable or otherwise deliverable to any Eligible Securityholder pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

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(e)          Neither Parent nor the Surviving Corporation shall be liable to any Eligible Securityholder for any Merger Consideration (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

1.10	Dissenting Shares.

(a)          Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Capital Stock held by a shareholder of the Company who is a “dissenter” within the meaning of Chapter 44 of the Indiana Business Corporation Law shall not be converted into or represent the right to receive Merger Consideration in accordance with Sections 1.5(a) and 1.6, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 44 of the Indiana Business Corporation Law; provided, however, that if such holder does not comply with the requirements of Chapter 44 of the Indiana Business Corporation Law, or if any such shares shall no longer be eligible for payment upon exercise of dissenter’s rights under such statute then, as of the later of the Effective Time or the time of the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with Sections 1.5(a) and 1.6.

(b)          The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Capital Stock pursuant to Chapter 44 of the Indiana Business Corporation Law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Indiana Business Corporation Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

1.11	Working Capital Adjustment.

(a)          Within two (2) business days after the Closing, the Company shall prepare and deliver to Parent (i) the Final Balance Sheet, and (ii) a calculation of the Closing Date Working Capital as calculated from the Final Balance Sheet (which may be positive or negative). Following the delivery of the Final Balance Sheet and such calculations, the Company shall provide Parent and its representatives reasonable access to the books and records and employees of the Company to the extent necessary for the review of the Final Balance Sheet and such calculations and shall cause the employees of the Company to cooperate with the Parent and its representatives in connection with their review of the Final Balance Sheet and such calculations.

(b)          If Parent shall disagree with the calculation of the Closing Date Working Capital or any element of the Final Balance Sheet relevant thereto, it shall notify the Securityholders’ Representative of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within fifteen (15) days after its receipt of the Final Balance Sheet and the calculations set forth in Section 1.11(a). In the event that Parent does not provide such a notice of disagreement within such fifteen (15) day period, Parent shall be deemed to have accepted the Final Balance Sheet and the calculation of the Closing Date Working Capital delivered by the Company, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided by Parent, the Securityholders’ Representative and Parent shall use their reasonable best efforts for a period of thirty (30) days after such notice of disagreement is timely provided (or such longer period

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as they may mutually agree) to resolve any disagreements with respect to the Final Balance Sheet and the calculation of the Closing Date Working Capital. If, at the end of such period, they are unable to resolve any such disagreements, then an independent accounting firm of recognized national or regional standing as may be selected by Parent and is reasonably acceptable to the Securityholders’ Representative (the “Accounting Firm”) shall resolve any remaining disagreements. The Accounting Firm shall determine as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Accounting Firm, whether the Final Balance Sheet was prepared in accordance with the standards set forth in this Agreement and whether and to what extent (if any) the Closing Date Working Capital requires adjustment based on the standards herein. The fees and expenses of the Accounting Firm with respect to the matters set forth in this Section 1.11 shall be borne fifty percent (50%) by Parent and fifty percent (50%) pro rata by the Eligible Securityholders based upon the aggregate amount of Initial Merger Consideration paid to them.

(c)          If the Closing Date Working Capital is a negative number in excess of $300,000, then the aggregate principal amount of the Notes to be issued by Parent pursuant to Section 1.5(a) and 1.5(b) above shall be reduced by the amount of any such excess.

1.12       Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants, to and for the benefit of the Indemnitees, as follows:

2.1	Due Organization; No Subsidiaries; Etc.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

(b)          Except as set forth in Part 2.1(b) of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names “Haelan Corporation” and “The Haelan Group.”

(c)          The Company is not qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the State of Indiana, and to the best of the knowledge of the Company, the Company is not required to be so qualified, authorized, registered or licensed in any other jurisdiction.

(d)          Part 2.1(d) of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s board of directors, (ii) the names of the members of each committee of the Company’s board of directors, and (iii) the names and titles of the Company’s officers.

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(e)          The Company does not own any controlling interest in any Entity and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

2.2          Articles of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (a) the Company’s articles of incorporation and bylaws, including all amendments thereto, and any certificate of designations (and amendments thereto) relating to the Company Preferred Stock; (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company’s articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s shareholders, the Company’s board of directors or any committee of the Company’s board of directors. Based in part on the Company’s review of its financial statements prepared by its independent auditors, the books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.3	Capitalization, Etc.

(a)          The authorized capital stock of the Company consists of: (i) 100,000 shares of Company Common Stock, of which 9,212.74 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 4,210.35 shares of Company Preferred Stock, all of which shares have been issued and are outstanding as of the date of this Agreement. Each outstanding share of Company Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3 of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company or any holder thereof and to which any of such shares is subject.

(b)          The Company has reserved 2,800 shares of Company Common Stock for issuance under its 2000 Stock Option Plan (the “Option Plan”), of which options to purchase 1,976 shares are outstanding as of the date of this Agreement (as set forth in detail in Part 2.3 of the Disclosure Schedule). The Company has reserved 9,686.79 shares of Company Common Stock for issuance upon exercise of outstanding Company Warrants (as set forth in detail in Part 2.3 of the Disclosure Schedule). Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Company Option or Company Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option or Company Warrant; (ii) the total number of shares of Company Common Stock that are subject to such Company Option or Company Warrant and the number of shares of Company Common Stock with respect to which such Company Option or Company Warrant is immediately exercisable; (iii) the date on which such Company Option or Company Warrant was granted and the term of such Company Option or Company Warrant; (iv) the vesting schedule for such Company Option or Company Warrant; and (v) the exercise price per share of Company Common Stock exercisable under such Company Option or Company Warrant. No Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code. Except for outstanding Company Options granted

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under the Option Plan, outstanding Company Warrants and outstanding Company Series B Convertible Notes, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Company Capital Stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any Company Capital Stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any Company Capital Stock or any other securities; or (iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Company Capital Stock or other securities of the Company. As of the date of the Unaudited Interim Balance Sheet (as defined below), the outstanding Company Series B Convertible Notes, including accrued but unpaid interest thereon, are convertible into an aggregate of 1,509 shares of Company Common Stock.

(c)          All outstanding shares of Company Capital Stock, and all outstanding Company Options and Company Warrants, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(d)          Except as set forth in Part 2.3(d) of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock or other securities of the Company.

2.4	Financial Statements.

(a)          The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”):

(i)           The unaudited balance sheets of the Company as of December 31, 2005 and 2004, and the related unaudited income statements and statements of cash flows of the Company for the years then ended, together with the notes thereto and review report of Somerset CPAs, P.C. relating thereto; and

(ii)          the unaudited balance sheet of the Company as of September 30, 2006 (the “Unaudited Interim Balance Sheet”), and the related unaudited income statement of the Company for the nine months then ended.

(b)          The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

2.5          Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since the date of the Unaudited Interim Balance Sheet:

(a)          there has not been any material adverse change in the Company’s business, condition, assets, liabilities, operations, financial performance or prospects, and, to the best of the

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knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

(b)          there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

(c)          the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of Company Capital Stock, and has not repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock or other securities;

(d)          the Company has not sold, issued or authorized the issuance of (i) any Company Capital Stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options or Company Warrants or upon conversion of the Company Preferred Stock or Company Series B Convertible Notes), (ii) any option or right to acquire any Company Capital Stock or any other security, or (iii) any instrument convertible into or exchangeable for any Company Capital Stock or other security;

(e)          the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of the Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option or Company Warrant, or (iii) any restricted stock purchase agreement;

(f)           there has been no amendment to the Company’s articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)          the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

(h)          the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the date of the Unaudited Interim Balance Sheet, exceeds $25,000;

(i)           the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

(j)           the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

(k)          the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

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(l)           the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices;

(m)         the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

(n)          the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

(o)          the Company has not changed any of its methods of accounting or accounting practices in any respect;

(p)	the Company has not made any Tax election;
(q)	the Company has not commenced or settled any Legal Proceeding;

(r)          the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

(s)           the Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(r)” above.

2.6	Title to Assets.

(a)          The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.7(b) and 2.9 of the Disclosure Schedule and all of the Company’s rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company’s books and records as being owned by the Company. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

(b)          Part 2.6(b) of the Disclosure Schedule identifies with reasonable specificity all assets that are material to the business of the Company and that are being leased or licensed to the Company.

2.7	Bank Accounts; Receivables.

(a)          Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

(b)          Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as

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of the date of the Unaudited Interim Balance Sheet. All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $25,000 in the aggregate).

2.8	Equipment; Leasehold.

(a)          All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted.

(b)          The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.

2.9	Intellectual Property; Privacy.

(a)          Products and Services. Part 2.9(a) of the Disclosure Schedule accurately identifies and describes each Company Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by the Company.

(b)          Registered IP. Part 2.9(b) of the Disclosure Schedule accurately identifies: (a) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (c) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (d) each Company Product identified in Part 2.9(a) of the Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to Company Products currently under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Company has provided to Parent complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.

(c)          Inbound Licenses. Part 2.9(c) of the Disclosure Schedule accurately identifies: (a) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than (i) agreements between the Company and its employees in the Company’s standard form thereof and (ii) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Product and that is not otherwise material to the Company’s business); and (b) whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive.

(d)          Outbound Licenses. Part 2.9(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. Except as set forth in Part 2.9(d) of the Disclosure Schedule, the Company is not bound by, and no Company IP is

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subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.

(e)          Royalty Obligations. Part 2.9(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Company to any other Person (other than sales commissions paid to employees according to the Company’s standard commissions plan) upon or for the manufacture, sale, or distribution of any Company Product or the use of any Company IP.

(f)           Standard Form IP Agreements. The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company at any time, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (c) confidentiality or nondisclosure agreement. Part 2.9(f) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Company Product or otherwise related to the Company’s business, research, or development.

(g)          Ownership Free and Clear. The Company exclusively owns all right, title, and interest to and in the Company IP (other than Intellectual Property Rights licensed to the Company, as identified in Part 2.9(c) of the Disclosure Schedule) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.9(d) of the Disclosure Schedule and other than the obligations identified in Part 2.9(e) of the Disclosure Schedule). Without limiting the generality of the foregoing:

(i)           Perfection of Rights. Except as identified in Part 2.9(g)(i) of the Disclosure Schedule, all documents and instruments necessary to establish, perfect, and maintain the rights of the Company in the Company IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii)          Employees and Contractors. Except as identified in Part 2.9(g)(ii) of the Disclosure Schedule, each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company Product or Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Company Product or Company IP to the Company and confidentiality provisions protecting the Company IP. To the best of the knowledge of the Company, no current or former securityholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. To the best of the knowledge of the Company, no employee of the Company is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of the Company.

(iii)        Government Rights. Except as set forth on Part 2.9(g)(iii) of the Disclosure Schedule, no funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

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(iv)         Protection of Proprietary Information. To the best of the knowledge of the Company, the Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Company or any Company Product. Without limiting the generality of the foregoing, to the best of the knowledge of the Company, no portion of the source code for any software ever owned or developed by the Company has been disclosed or licensed to any escrow agent or other Person.

(v)          Past IP Dispositions. The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(vi)         Standards Bodies. The Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

(vii)       Sufficiency. The Company owns or otherwise has, and after the Closing Parent will have, all Intellectual Property Rights needed to conduct its business as currently conducted.

(h)          Valid and Enforceable. All Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

(i)           Misuse and Inequitable Conduct. The Company has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP that is Registered IP.

(ii)          Trademarks. Except as set forth in Part 2.9(h)(ii) of the Disclosure Schedule, no trademark or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used, or applied for by the Company.

(iii)        Legal Requirements and Deadlines. Each item of Company IP that is Registered IP is and, to the best of the knowledge of the Company at all times has been, in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. Except as set forth in Part 2.9(h)(iii) of the Disclosure Schedule, no application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse, or rejected. Part 2.9(h)(iii) of the Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of Company IP in full force and effect.

(iv)         Interference Proceedings and Similar Claims. Except as set forth in Part 2.9(h)(iv) of the Disclosure Schedule, no interference, opposition, reissue, reexamination, or other Proceeding is or has been pending or, to the best of the knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the best of the knowledge of the Company, there is no basis for a claim that any Company IP is invalid or unenforceable.

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(i)           Third-Party Infringement of Company IP. Except as set forth in Part 2.9(i) of the Disclosure Schedule, to the best of the knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 2.9(i) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by the Company or any representative of the Company (and any responses thereto) regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j)           Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Company IP; (b) a breach of or default under any Company IP Contract; (c) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(k)          No Infringement of Third Party IP Rights. The Company has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. No Company Product, and no method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. To the best of the knowledge of the Company, there is no legitimate basis for a claim that the Company or any Company Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Company Product, or any method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person.

(l)           Infringement Claims. No infringement, misappropriation, or similar claim or Proceeding is pending or, to the best of the knowledge of the Company, threatened against the Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or Proceeding. Except as set forth in Part 2.9(l) of the Disclosure Schedule, the Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Company, any of their employees or agents, or any Company Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person.

(m)         Other Infringement Liability. Except as set forth in Part 2.9(m) of the Disclosure Schedule, the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Company’s standard forms of Company IP Contracts).

(n)          Infringement Claims Affecting In-Licensed IP. Except as set forth in Part 2.9(n) of the Disclosure Schedule, to the best of the knowledge of the Company, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or

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has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Company Product.

(o)          Bugs. To the best of the knowledge of the Company and except as set forth in Part 2.9(o) of the Disclosure Schedule, none of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Company (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Company Product, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Company solely for internal use on a non-exclusive basis) (collectively, “Company Software”) (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or the Company has provided to Parent a complete and accurate list of all known bugs, defects, and errors in each version of the Company Software.

(p)          Harmful Code. To the best of the knowledge of the Company, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(q)          Source Code. Except as set forth on Part 2.9(q) of the Disclosure Schedule, the source code for all Company Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software. Except as identified on Part 2.9(h) of the Disclosure Schedule, no source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. The Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any other Person.

(r)          Part 2.9(r) of the Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Company Products or from which any part of any Company Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Company Product or Company Products to which each such item of Open Source Code relates.

(s)           No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a

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requirement or condition that any Company Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Product.

(t)           Part 2.9(t) of the Disclosure Schedule contains each Company Privacy Policy and identifies, with respect to each Company Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy, and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy.

(u)          Part 2.9(u) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company at any time (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. Except as set forth in Part 2.9(u) of the Disclosure Schedule and to the best of the knowledge of the Company, no material breach or violation of any such security policy has occurred or is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

(v)          Except as set forth in Part 2.9(v) of the Disclosure Schedule, the Company has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data, or Personal Data.

(w)         Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor Parent’s possession or use of the User Data or any data or information in the Company Databases, will result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data, or Personal Data.

2.10	Contracts.
(a) Part 2.10 of the Disclosure Schedule identifies:

(i)           each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

(ii)          each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Intellectual Property Right;

(iii)        each Company Contract imposing any restriction on the Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

(iv)         each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

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(v)          each Company Contract relating to the acquisition, issuance or transfer of any securities;

(vi)         each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

(vii)       each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(viii)      each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(ix)         each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

(x)          each Company Contract constituting or relating to a Government Contract or Government Bid;

(xi)         any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company’s past practices;

(xii)       any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

(xiii)      any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the performance of services having a value in excess of $25,000 in the aggregate.

Contracts in the respective categories described in clauses “(i)” through “(xiii)” above are referred to in this Agreement as “Material Contracts.”

(b)          The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and, to the best of the knowledge of the Company, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)	Except as set forth in Part 2.10 of the Disclosure Schedule:

(i)           the Company has not violated or breached, or committed any default under, any Company Contract, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract;

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(ii)          to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

(iii)        since December 31, 2005, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and

(iv)         the Company has not waived any of its material rights under any Material Contract.

(d)          No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

(e)          The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

(f)           Part 2.10 of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company since January 1, 2006 that has not yet developed into a signed Contract.

(g)          Part 2.10 of the Disclosure Schedule provides an accurate description and breakdown of the Company’s backlog under Company Contracts.

2.11       Liabilities. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Company since the date of the Unaudited Interim Balance Sheet in the ordinary course of business and consistent with the Company’s past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

2.12       Compliance with Legal Requirements. The Company is, and has at all times been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Disclosure Schedule, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

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2.13       Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.14	Tax Matters.

(a)          The Company has timely filed all Tax Returns that it was required to file under applicable Legal Requirements, except for any failure to file that has not had, or would not reasonably be expected to have, a Material Adverse Effect on the Company. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes shown to be payable by the Company on the Tax Returns have been paid when due, and no other material Taxes are payable with respect to items or periods covered by such Tax Returns (whether or not shown on such Tax Returns). The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. To the best of the knowledge of the Company, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b)          The Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes), and has timely paid the same to the proper Tax receiving officers or authorized depositories.

(c)          No director or officer (or employee responsible for Tax matters) of the Company has any basis to expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. The Company has not received notice of any proceedings filed against it and, to the best knowledge of the Company, no proceedings are contemplated with respect to the Company. The Company has not received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Company. Part 2.14(c) of the Disclosure Schedule includes a list of all jurisdictions in which the Company is to the best of its knowledge required to either file a Tax Return or pay Taxes.

(d)          Part 2.14(d) of the Disclosure Schedule lists all Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2001.

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(e)          The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)           The Company has not filed a consent under section 341(f) of the Code concerning collapsible corporations. The Company is not a party to any Contract that has resulted or will reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of section 162 of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company has (A) never been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) or filed a consolidated federal income Tax Return (or any combined, consolidated or unitary Tax Return for state, local or foreign income Tax purposes), (B) no Liability for the Taxes of any Person (other than the Company) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, and (C) never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(g)          The unpaid Taxes of the Company (A) did not, as of the date of the Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Interim Balance Sheet, and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Unaudited Interim Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business.

(h)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(i)           The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.

(j)           The Company is not engaged in a trade or business in any jurisdiction outside the United States and has no permanent establishment in any jurisdiction other than the United States.

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(k)          The Company has provided to Parent all documentation relating to any applicable material Tax holidays or incentives. The Company is in compliance with the requirements for any applicable material Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.

(l)           Part 2.14(l) of the Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements.

(m)         The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted, and the Company will not incur any liability to withhold tax pursuant to Section 409A of the Code or otherwise upon the vesting of any Company Options.

2.15	Employee and Labor Matters; Benefit Plans.

(a)          Part 2.15(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status):

(i)           the name of such employee and the date as of which such employee was originally hired by the Company;

(ii)          such employee’s title, and a description of such employee’s duties and responsibilities;

(iii)        the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Company with respect to services performed in 2006;

(iv)         such employee’s annualized compensation as of the date of the Unaudited Interim Balance Sheet;

(v)          each Company Employee Plan in which such employee participates or is eligible to participate; and

(vi)         any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Company’s business.

(b)          Part 2.15(b) of the Disclosure Schedule accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee’s employment with the Company; and Part 2.15(b) of the Disclosure Schedule accurately describes such benefits.

(c)          The employment of each of the Company’s employees is terminable by the Company at will. The Company has delivered to Parent accurate and complete copies of all employee

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manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.

(d)	To the best of the knowledge of the Company:

(i)           no employee of the Company intends to terminate his or her employment with the Company, except as set forth in Part 2.15(d) of the Disclosure Schedule;

(ii)          no employee of the Company has received an offer to join a business that may be competitive with the Company’s business; and

(iii)        no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.

(e)          Part 2.15(e) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Company:

(i)           the name of such independent contractor and the date as of which such independent contractor was originally hired by the Company;

(ii)	a description of such independent contractor duties and responsibilities;

(iii)        the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Company with respect to services performed in 2006;

(iv)	the terms of compensation of such independent contractor; and

(v)          any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the Company’s business.

(f)           Except as set forth in Part 2.15(f) of the Disclosure Schedule, the Company is not a party to or bound by, and the Company has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

(g)          To the best of the knowledge of the Company, the Company is not engaged, and the Company has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the best of the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

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(h)          To the best of the knowledge of the Company, none of the current or former independent contractors of the Company could be reclassified as an employee. No independent contractor of the Company is eligible to participate in any Company Employee Plan.

(i)           Part 2.15(i) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. The Company does not intend nor has it committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(j)           The Company has delivered to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any Company Affiliate; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of the Company or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the most recent plan year; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(k)          The Company and each of the Company Affiliates have performed all obligations required to be performed by them under each Company Employee Plan and are not in default or violation of, and the Company does not have knowledge of any default or violation by any other party to, the terms of any Company Employee Plan, and each Company Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Legal Proceedings pending, or, to the best of the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any Company Affiliate (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the best of the knowledge of the Company,

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threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan. Neither the Company nor any Company Affiliate has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each Company Affiliates have made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(l)           Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset.

(m)         No Company Employee Plan provides (except at no cost to the Company or any Company Affiliate), or reflects or represents any liability of the Company or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to the Company or any Company Affiliate, neither the Company nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(n)          Except as set forth in Part 2.15(n) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(o)          Except as set forth in Part 2.15(o) of the Disclosure Schedule, the Company and each of the Company Affiliates: (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the best of the knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against the Company or any Company Affiliate under any worker’s compensation policy or long-term disability policy.

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(p)          Except as set forth in Part 2.15(p) of the Disclosure Schedule, no securityholder nor any Company Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the business of the Company or any Company Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company or any Company Affiliate as presently conducted nor any activity of such securityholder or Company Employees in connection with the carrying on of the business of the Company or any Company Affiliate as presently conducted will, to the best of the knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such Securityholders or Company Employees is now bound.

2.16       Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule. (For purposes of this Section 2.16: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

2.17       Insurance. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since the commencement date of the current policy year for each such insurance policy, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any such policy, (b) refusal of any coverage or rejection of any claim under any such policy, or (c) material adjustment in the amount of the premiums payable with respect to any such policy.

2.18       Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time been, indebted to the Company; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other

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than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). For purposes of this Section 2.18 each of the following shall be deemed to be a “Related Party”: (i) each individual who is, or who has at any time been, an officer of the Company; (ii) each member of the immediate family of each of the individuals referred to in clause (i) above; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

2.19	Legal Proceedings; Orders.

(a)          Except as set forth in Part 2.19 of the Disclosure Schedule, there is no pending Legal Proceeding, and to the best of the knowledge of the Company no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, except as set forth in Part 2.19 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)          Except as set forth in Part 2.19 of the Disclosure Schedule, no Legal Proceeding has been commenced by or is currently pending against the Company.

(c)          There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the best of the knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

2.20       Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.21       Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a)          contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s articles of incorporation or bylaws, or (ii) any resolution adopted by the Company’s Securityholders, the Company’s board of directors or any committee of the Company’s board of directors;

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(b)          contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

(c)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(d)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

(e)          result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.21 of the Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.22       Financial Advisor. Except for Covington Associates, LLC (the “Financial Advisor”), no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of the Eligible Securityholders. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Financial Advisor.

2.23       Full Disclosure. To the best of the knowledge of the Company, this Agreement (including the Disclosure Schedule) does not, and the Company Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

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3.1          Due Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated and validly existing under the laws of the State of Indiana.

3.2	SEC Filings; Financial Statements.

(a)          Parent has made available to the Company accurate and complete copies of each report and registration statement filed by Parent with the SEC between January 1, 2005 and the date of this Agreement (the “Parent SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing and as of the date of this Agreement): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)          The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-QSB of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby. Since the date of filing of Parent’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2006, except as set forth on Schedule 3.2, there has been no occurrence which has had a Material Adverse Effect on the Parent’s financial condition which has not been disclosed in the Parent SEC Documents.

3.3          Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent’s stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4          Valid Issuance. The Parent Common Stock, if issued in the Merger pursuant to Section 1.6 or upon conversion of the Notes pursuant to the terms and conditions contained therein, will, when issued in accordance with the provisions of this Agreement or the Notes, as applicable, be validly issued, fully paid and non-assessable.

SECTION 4.	CERTAIN COVENANTS OF THE COMPANY

4.1          Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s

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Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

4.2	Operation of the Company’s Business. During the Pre-Closing Period:

(a)          the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b)          the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

(c)          the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

(d)          the Company shall cause its Chief Executive Officer or President to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company’s business;

(e)          the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (other than accruing dividends on any shares of Company Preferred Stock), and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(f)           the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted to issue shares of Company Common Stock: (w) to employees upon the exercise of outstanding Company Options, (x) upon the exercise of outstanding Company Warrant, (y) upon the conversion of shares of Company Preferred Stock) and (z) upon the conversion of Company Series B Convertible Notes;

(g)          other than as contemplated by this Agreement, the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option or Company Warrant, or (iii) any provision of any restricted stock purchase agreement;

(h)          the Company shall not amend or permit the adoption of any amendment to the Company’s articles of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except that the Company may issue shares of Company Common Stock upon the exercise or conversion of Company Securities that are outstanding on the date of this Agreement);

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(i)           the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(j)           the Company shall not make any capital expenditures in excess of $25,000 in the aggregate, other than ongoing obligations set forth in Part 2.10 of the Disclosure Schedule, including without limitation the Company’s ongoing obligations to Allegient, LLC under that certain Statement of Work, dated May 3, 2006;

(k)          the Company shall not, other than in the ordinary course of business and in accordance with past practice, (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

(l)           the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

(m)         the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money (except that the Company may make routine borrowings in the ordinary course of business under its lines of credit with US Bank and JP Morgan Chase);

(n)          the Company shall not (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $100,000;

(o)          the Company shall not change any of its methods of accounting or accounting practices in any material respect;

(p)	the Company shall not make any Tax election;
(q)	the Company shall not commence or settle any material Legal Proceeding;

(r)          the Company shall not agree or commit to take any of the actions described in clauses ”(e)” through “(q)” above.

Notwithstanding the foregoing, the Company may take any action described in clauses “(e)” through “(r)” above if Parent gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld (it being understood that Parent’s withholding of consent to any action will not be deemed unreasonable if Parent determines in good faith that the taking of such action would not be in the best interests of Parent or would not be in the best interests of the Company).

4.3	Notification; Updates to Disclosure Schedule.

(a)          During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

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(i)           the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

(ii)          any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii)	any breach of any covenant or obligation of the Company; and

(iv)         any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

(b)          If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

4.4          No Negotiation. During the Pre-Closing Period, the Company shall not, directly or indirectly:

(a)          solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

(b)          participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

(c)          consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company during the Pre-Closing Period.

SECTION 5.	ADDITIONAL COVENANTS OF THE PARTIES

5.1          Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The

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Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

5.2	Information Statement; Shareholders’ Meeting.

(a)          The Company shall prepare a disclosure document or similar information statement relating to the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement by the Company’s shareholders and the exercise of dissenters’ rights in connection therewith (the “Information Statement”). The Company shall provide and include in the Information Statement such information relating to the Company and its securityholders as may be required pursuant to the provisions of applicable securities and corporate laws (including, without limitation, Rule 502 under the Securities Act). The Company shall cause a copy of the Information Statement to be delivered or otherwise made available to each shareholder of the Company who is entitled to vote on the Merger pursuant to Section 5.2(b).

(b)          The Company shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of the Indiana Business Corporation Law, call and hold a special meeting of its shareholders as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement.

5.3          Public Announcements. During the Pre-Closing Period, (a) the Company shall not, and shall not permit any of its Representatives to, issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent’s prior written consent, and (b) Parent shall consult with the Company prior to issuing any press release or making any public statement regarding the Merger.

5.4          Best Efforts. During the Pre-Closing Period, (a) the Company shall use its best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

5.5          Employment and Noncompetition Agreements. At or prior to the Closing, Julie A. Meek shall execute and deliver to the Company and Parent an Employment Agreement and a Noncompetition Agreement, each in a form reasonably acceptable to Parent. The Company shall use all commercially reasonable efforts to cause each of the other employees of the Company who will continue to be employed by the Company after the Effective Time, and who are reasonably designated by Parent prior to the date of this Agreement, to execute and deliver to the Company and Parent, at the Closing, a proprietary information and invention assignment agreement in a form reasonably acceptable to Parent.

5.6          Termination of Agreements. The Company shall take all necessary action so as to cause the following agreements to be terminated as of the Closing: (a) that certain Series A Preferred Stock and Purchase Agreement, by and among the Company and certain of its shareholders, dated as of December 19, 2001, as amended to date; (b) that certain Amended and Restated Stock Purchase and Transfer Restriction Agreement, by and among the Company and its shareholders, dated as of March 26, 2004; (c) that certain Restrictive Share Transfer Agreement, by and among the Company and its shareholders, dated as of December 19, 2001; and (d) those certain Loan Agreements, by and between the Company and each of the holders of the Company Series B Convertible Notes.

5.7          FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of

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Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the IRS the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

5.8          Employee Plans. Prior to the Closing, the Company shall cooperate with Parent to meet with Company employees and to arrange and conduct for Company employees an open enrollment period for Parent’s employee benefit plans (to the extent such plans will be made available to Company employees). The Company shall take all actions that may be reasonably requested by Parent prior to the Closing, to the extent consistent with the terms of the applicable Company Employee Plans and law, with respect to (i) causing one or more Company Employee Plans to terminate as of the Closing Date, or as of the date immediately preceding the Closing Date, as specified by Parent, (ii) causing benefit accrual or entitlement under any Company Employee Plan to cease as of the Closing Date, (iii) causing the continuation on and after the Closing Date of any insurance policy or arrangement relating to any Company Employee Plan, or (iv) facilitating the merger of any Company Employee Plan into any employee benefit plan maintained by Parent.

5.9          Resale Registration Statement. In the event that Parent is required to issue shares of Parent Common Stock to the Eligible Securityholders pursuant to Section 1.6 of this Agreement (but expressly excluding any issuance of Parent Common Stock pursuant to the Notes), then within 30 days of the issuance of such shares, Parent shall file with the SEC, and thereafter use its commercially reasonable efforts to have declared effective as soon as practicable, a “shelf” registration statement on Form S-3 (or if Parent is not eligible to use Form S-3, any other form that Parent is eligible to use) (a “Resale Registration Statement”) pursuant to Rule 415 promulgated under the Securities Act covering the resale of shares of Parent Common Stock issued pursuant to this Agreement as Merger Consideration (the “Registrable Merger Shares”). In its discretion, Parent will be permitted to register any other shares for resale by other eligible selling stockholders using the Resale Registration Statement. Parent shall use commercially reasonable efforts to keep the Resale Registration Statement continuously effective and usable for the resale of the Registrable Merger Shares covered thereby for a period commencing on the date on which the SEC declares such Resale Registration Statement effective and ending on the earlier of (x) the date upon which all of the Registrable Merger Shares first become eligible for resale pursuant to Rule 144 under the Securities Act without restriction or (y) the first date upon which all of the Registrable Merger Shares covered by such Resale Registration Statement have been sold pursuant to such Resale Registration Statement.

5.10	Tax Matters.

(a)          Company shall prepare and file, in a timely and proper manner, all Tax Returns required to be filed by the Company on or before the Closing Date, and to pay timely any Taxes due in respect of such Tax Returns. Parent shall prepare and file, in a timely and proper manner, all Tax Returns required to be filed by the Company after the Closing Date, and to pay timely any Taxes due in respect of such Tax Returns (which Taxes shall not be subject to claims for indemnification pursuant to Section 9 below).

(b)          In the event that Parent is required to pay any Taxes of the Company, other than Taxes due resulting from actions of Parent related to alteration of ordinary course of past Company reporting policies, relating to (i) any taxable period that ends on or before the Closing Date or (ii) the portion of any Straddle Period ending on the Closing Date as determined in accordance with Section 5.10(c) below, Parent may make a claim for indemnification with respect to such amounts in accordance with Section 9 below. Parent shall be responsible for all Taxes of the Company relating to (i) any taxable period that begins after the Closing Date and (ii) the portion of any Straddle Period beginning after the Closing Date as determined in accordance with Section 5.10(c) below (which Taxes shall not be subject to claims for indemnification pursuant to Section 9 below).

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(c)          For purposes of this Section 5.10, whenever it is necessary to allocate the liability for Taxes for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on the Closing Date (borne by the Eligible Securityholders through the indemnification provisions of Section 9 below) and the portion of the Straddle Period beginning after the Closing Date (borne by Parent and not subject to indemnification) will be determined by assuming that the Straddle Period consisted of two taxable years or periods, one of which ended at the close of business on the Closing Date (the “Pre-Closing Tax Period”) and the other of which began at the beginning of the day after the Closing Date, and (i) in the case of any Tax based upon or related to income or receipts, items of income, gain, deduction, loss or credit of the Company for the Straddle Period will be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of business on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned between such two taxable years or periods on a daily basis; and (ii) in the case of any Taxes other than Taxes based upon or related to income or receipts, the Taxes allocated to the Pre-Closing Period shall be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Taxable period; provided, however, that the Eligible Securityholders shall not be responsible nor liable for any Taxes arising from transactions not in the ordinary course of business on the Closing Date that occur after the Effective Time and are initiated by Parent.

(d)          Each party hereto shall provide the other party with such cooperation and information as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Company.

(e)          All transfer, documentary, sales, use, stock transfer, recording, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred in connection with the sale and purchase of the Company Securities shall be paid by Parent when due. Parent shall file all necessary Tax Returns and other documentation required in connection with the sale and purchase of the Company Securities with respect to all such transfer, documentary, sales, use, stock transfer, recording, stamp, registration and other similar Taxes and fees, and if required by applicable law, the Eligible Securityholders will join in the execution of any such Tax Returns and other documents.

(f)           During the Pre-Closing Period, the Company shall not revoke or amend any tax election, execute any waiver of restrictions or tax assessments or collections or extensions without the prior written consent of Parent.

SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1          Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any update to the

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Disclosure Schedule, and without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

6.2          Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

6.3          Shareholder Approval; Dissenters. The principal terms of the Merger shall have been duly approved by the affirmative vote of at least (a) 80% of the shares of Company Capital Stock entitled to vote with respect thereto (determined on an as-converted to Company Common Stock basis), and (b) 67% of the shares of Company Preferred Stock entitled to vote with respect thereto. The shareholders of the Company shall not have exercised dissenters’ rights as to shares representing more than 3% of the Company Capital Stock (determined on an as-converted to Company Common Stock basis).

6.4          Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

6.5          Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)          An Employment Agreement and a Noncompetition Agreement, in each case executed by Julie A. Meek and in a form reasonably acceptable to Parent;

(b)          confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees and former employees of the Company and by all consultants and independent contractors and former consultants and former independent contractors to the Company who have not already signed such agreements and who have been reasonably designated by Parent (with notice of such designation having been made to the Company prior to the date of this Agreement);

(c)	the statement referred to in Section 5.7(a), executed by the Company;

(d)          an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Parent, executed by the Company’s landlord;

(e)          a legal opinion of Bose McKinney & Evans LLP, dated as of the Closing Date, in a form reasonably acceptable to Parent and its legal counsel;

(f)           a certificate, duly executed by the Secretary of the Company, certifying on behalf of the Company (i) as to the terms and effectiveness of the Company’s Articles of Incorporation and Bylaws, (ii) as to the valid adoption of resolutions of the Board of Directors of the Company (whereby this Agreement and the Merger and the other transactions contemplated hereby were approved); (iii) as to the valid adoption of resolutions of the shareholders of the Company (whereby this Agreement and the Merger and the other transactions contemplated hereby were adopted an/or approved); and (iv) as to the existence of the Company in Indiana and any other jurisdiction where the Company is qualified to conduct business as a foreign corporation.

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(g)          a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.7, 6.8, 6.11 and 6.16 have been duly satisfied (the “Company Closing Certificate”); and

(h)          written resignations of all directors and officers of the Company, effective as of the Effective Time.

6.6          FIRPTA Compliance. The Company shall have filed with the IRS the notification referred to in Section 5.7(b).

6.7          No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.8          No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

6.9          Termination of Employee Plans. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans referred to in Section 5.8.

6.10       Conversion of Preferred Stock. All shares of Company Preferred Stock shall have been converted to Company Common Stock in accordance with the Company’s Articles of Incorporation, as amended and then in effect.

6.11       No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect on the Company.

6.12       Board of Directors. Parent shall have taken all actions reasonably necessary to expand the size of its Board of Directors to seven (7) members, and Parent’s Board of Directors shall have appointed one (1) of the directors of the Company as of the date of this Agreement to fill the vacancy on Parent’s Board of Directors, such director to be selected in Parent’s sole discretion.

6.13       Specified Liabilities. Except as provided in Section 1.5 above, each of the Specified Liabilities shall have been paid in full as of the Closing Date, and any and all security interests in the assets of the Company shall have been unconditionally released.

6.14       Financial Statement Audit and Review. The Company’s independent public accountants, Somerset CPAs, P.C., shall have completed (a) an audit of the Company’s balance sheet, statement of operations and statement of cash flows for the year ended December 31, 2005 and (b) a review of the Company’s balance sheets, statements of operations and statements of cash flows as of September 30, 2006 and September 30, 2005 and for the nine month periods then ended. The reasonable fees for such audit and review shall be borne by Parent up to $70,000; provided, however, that in the event that the reasonable fees for such services exceed $80,000 in the aggregate, Parent shall be responsible for $70,000 plus one-half of the amounts in excess of $80,000. Such audit for the year ended

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December 31, 2005 shall not have resulted in any adjustment to the Company Financial Statements that has, or is reasonably expected to have, a Material Adverse Effect on the Company.

6.15       Termination of Agreements. Each of the agreements set forth in Section 5.6 shall have been terminated in its entirety.

6.16       Redemption of Shares. The Company shall have repurchased from each Eligible Securityholder who, to the best of the Company’s knowledge is not an Accredited Investor, all outstanding shares of Company Capital Stock and any other Company Securities, held by such Eligible Securityholder. The repurchase price shall be as approved by the Company’s Board of Directors.

SECTION 7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1          Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

7.2          Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

7.3          No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.4          Legal Opinion. The Company shall have received a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in a form reasonably acceptable to the Company and its legal counsel.

7.5          Parent Closing Certificate. The Company shall have received a certificate executed by the Chief Executive Officer of each of the Company and Merger Sub confirming that the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.6 have been duly satisfied.

7.6          No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Parent, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect on the Parent. In addition, no claim shall have been asserted against Parent, including without limitation in connection with any matters set forth on Schedule 3.2 to this Agreement, asserting breach of contract, fraud, lack of internal controls, bad faith or gross negligence on the part of Parent, or seeking a material refund from Parent, which if resolved adversely to Parent could, in the judgment of the Company’s board of directors, be reasonably expected to have a Material Adverse Effect on Parent.

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SECTION 8.	TERMINATION
8.1	Termination Events. This Agreement may be terminated prior to the Closing:

(a)          by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

(b)          by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

(c)          by Parent if the Closing has not taken place on or before December 15, 2006, (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

(d)          by the Company if the Closing has not taken place on or before December 15, 2006 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

(e)	by the mutual consent of Parent and the Company.

8.2          Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

8.3          Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.3.

SECTION 9.	INDEMNIFICATION, ETC.
9.1	Survival of Representations, Etc.

(a)          The representations and warranties made by the Company shall survive the Closing and shall expire on the date on which the Revenues Statement is delivered pursuant to Section 1.6 of this Agreement, but in no event later than April 15, 2008. Notwithstanding the foregoing, the representations and warranties of the Company in Sections 2.1, 2.3 and 2.20 shall survive indefinitely and the representations and warranties of the Company in Sections 2.14, 2.15 and 2.16 shall survive until the expiration of the applicable statute of limitations with respect to obligations for the matters addressed by

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such representations and warranties. If, at any time prior to the expiration date of a particular representation or warranty, any Indemnitee (acting in good faith) delivers to the Securityholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of such representation and warranty made by the Company (and setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall survive the Closing and shall expire on the date on which the Revenues Statement is delivered pursuant to Section 1.6 of this Agreement, but in no event later than April 15, 2008, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease. Notwithstanding the foregoing, the representations and warranties of Parent and Merger Sub in Section 3.4 shall survive indefinitely.

(b)          The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(c)          For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

9.2	Indemnification of Parent by Eligible Securityholders.

(a)          From and after the Effective Time (but subject to Section 9.1(a)), the Eligible Securityholders, severally but not jointly, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Schedule); (ii) any inaccuracy in or breach of any representation or warranty set forth in Section 2 as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Schedule); (iii) any breach of any covenant or obligation of the Company (including the covenants set forth in Sections 4 and 5); (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause “(i),” “(ii)” or “(iii)” above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9); and (v) any Taxes payable by Parent pursuant to Section 5.10 for periods prior to the Closing Date.

(b)          By their approval of this Agreement, the Eligible Securityholders hereby acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

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9.3          Procedure for Indemnification. Any Indemnitee making a claim for indemnification hereunder shall promptly notify the Securityholders’ Representative of the claim in writing, describing the claim, the amount thereof, and the basis therefor; provided, however, that the failure to provide prompt notice shall not relieve the Eligible Securityholders of their indemnification obligations hereunder except to the extent that the Eligible Securityholders are actually prejudiced by the failure to give such prompt notice to the Securityholders’ Representative. The Securityholders’ Representative shall respond to each such claim within fifteen (15) days of receipt of such notice. Unless reasonably necessary to protect the rights of the Indemnitee, no action shall be taken pursuant to the provisions of this Agreement or otherwise by the Indemnitee until the later of (a) the expiration of the 15-day response period or (b) fifteen (15) days following the termination of the 15-day response period if a response, received within such 15-day period by the Indemnitee, requests an opportunity to cure the matter giving rise to indemnification and such matter is reasonably capable of being cured (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured within such 15-day cure period). The assertion of liability shall be deemed accepted by the Securityholders’ Representative, and the amount of such claim shall be deemed to be a valid claim and conclusive and binding on the Eligible Securityholders unless the Securityholders’ Representative provides written notice to the Indemnitee and Parent within the time periods described in the previous sentence. If a notice is given by the Securityholders’ Representative contesting the claim for indemnification, then the parties shall use reasonable efforts to reach agreement with respect to such claim. If no such agreement can be reached after good faith negotiation, the Indemnitee may submit such dispute to binding arbitration, and the parties shall seek to resolve such dispute in as expeditious a manner as possible.

9.4	Satisfaction of Indemnification Claims; Setoff; Threshold; Ceiling.

(a)          In the event the Eligible Securityholders shall have any liability (for indemnification or otherwise) to any Indemnitee under this Section 9, Parent shall offset such liability under this Agreement against amounts owed by Parent to such Eligible Securityholders either pursuant to the Notes or pursuant to Section 1.6 of this Agreement, in its sole discretion.

(b)          Except as set forth below, Parent shall not be entitled to offset any liability of the Eligible Securityholders pursuant to Sections 9.2(a) and 9.4(a) for any inaccuracy in or breach of any of their representations and warranties set forth in Section 2 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $100,000 in the aggregate. If the total amount of such Damages exceeds $100,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for the portion of such Damages exceeding $100,000. Notwithstanding the foregoing or anything to the contrary herein, any amounts subject to claims for indemnification pursuant to Section 5.10 shall not be limited by this paragraph, and all Damages incurred pursuant to such section shall be payable from the first dollar.

(c)          Except in the case of fraud, the maximum indemnification obligation of each Eligible Securityholder under Section 9.2(a) shall be limited to the dollar amount of the Merger Consideration actually received by such Eligible Securityholder.

9.5          No Contribution. Each Eligible Securityholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection

43.

with any indemnification obligation or any other liability to which he, she or it may become subject under or in connection with this Agreement.

9.6          Exclusive Remedy. With the exception of claims based upon fraud, from and after the Closing, recourse pursuant to this Section 9 shall be the sole and exclusive remedy of Parent for monetary damages under the indemnification provisions contained in, and for any breach of, this Agreement (it being understood that nothing in this Section 9.6 or elsewhere in this Agreement shall effect the parties’ rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement to be performed after the Closing).

9.7          Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which the Eligible Securityholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, the Securityholders’ Representative (as defined in Section 10.1) shall have the right, at his election, to proceed with the defense of such claim or Legal Proceeding on his own. If the Securityholders’ Representative so proceeds with the defense of any such claim or Legal Proceeding:

(a)          Parent and each Eligible Securityholder shall make available to the Securityholders’ Representative any documents and materials in his, her or its possession or control that may be necessary to the defense of such claim or Legal Proceeding;

(b)          The Securityholders’ Representative shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of Parent; provided, however, that such consent shall not be unreasonably withheld; and

(c)          If the Securityholders’ Representative so elects or does not assume the defense of any claim or Legal Proceeding, Parent shall conduct the defense of any such claim or Legal Proceeding, with all reasonable expenses relating to the defense of such claim or Legal Proceeding incurred by Parent being subject to claims for indemnification pursuant to Sections 9.2(a) and 9.4(a).

Parent shall give Securityholders’ Representative prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Securityholders’ Representative shall not limit any of the indemnification obligations of the Eligible Securityholders under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

9.8          Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 10.	MISCELLANEOUS PROVISIONS

10.1       Securityholders’ Representative. By their approval of this Agreement, the Eligible Securityholders hereby irrevocably appoint Richard L. Westheimer as their agent for purposes of Section 1.6, Section 1.11, Section 5.10, Section 9, Section 10.5 and Section 10.14 (the “Securityholders’ Representative”), and Richard L. Westheimer hereby accepts his appointment as the Securityholders’ Representative. Parent shall be entitled to deal exclusively with the Securityholders’ Representative on

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all matters relating to Section 1.6, Section 1.11, Section 5.10, Section 9, Section 10.5 and Section 10.14, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of the Eligible Securityholders by the Securityholders’ Representative, and on any other action taken or purported to be taken on behalf of the Eligible Securityholders by the Securityholders’ Representative, as fully binding upon such Eligible Securityholder. If the Securityholders’ Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Eligible Securityholders, then the Eligible Securityholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the “Securityholders’ Representative” for purposes of Section 1.6, Section 1.11, Section 5.10, Section 9, Section 10.5, Section 10.14 and this Section 10.1. By approval of this Agreement, the Eligible Securityholders hereby agree that the Securityholders’ Representative shall have no liability for any actions taken pursuant to the Securityholders’ Representative’s duties pursuant to this Agreement unless such actions are taken in bad faith, are intentionally and knowingly against the best interests of the Eligible Securityholders and constitute malfeasance on the part of the Securityholders’ Representative. If for any reason there is no Securityholders’ Representative at any time, all references herein to the Securityholders’ Representative shall be deemed to refer to the Eligible Securityholders.

10.2       Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

10.3       Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees, brokerage fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.

10.4       Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.5       Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

CareGuide, Inc.

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12301 N.W. 39th Street
Coral Springs, FL 33065
Attention: Chief Executive Officer
Facsimile: (954) 796-3703

with a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP
The Bowen Building
875 15th Street, N.W., Suite 800
Washington, DC 20005-2221
Attention: Aaron J. Velli, Esq.
Facsimile: (202) 842-7899

if to the Company:

Haelan Corporation
Gateway Plaza
950 N. Meridian Street, Suite 1100
Indianapolis, IN 46204
Attention: Chief Executive Officer
Facsimile: (317) 489-5902

with a copy (which shall not constitute notice) to:

Bose McKinney & Evans, LLP
135 N. Pennsylvania Street
Suite 2700
Indianapolis, IN 46204
Attention: Jeffrey B. Bailey, Esq.
Facsimile: (317) 223-0311

if to the Securityholders’ Representative:

Richard L .Westheimer
36 East 4th Street, Suite 1110
Cincinnati, OH 45202
Facsimile: (513) 651-5279

10.6       Confidentiality. Without limiting the generality of anything contained in Section 5.3, on and at all times after the Closing Date, each Eligible Securityholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Eligible Securityholder’s possession that relates to the business of the Company or Parent.

10.7	Time of the Essence. Time is of the essence of this Agreement.

10.8       Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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10.9       Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.10     Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

10.11     Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Eligible Securityholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Eligible Securityholders (to the extent set forth in Sections 1.5 and 1.6); Parent; Merger Sub; the other Indemnitees (subject to Section 9.6); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

10.12     Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

10.13	Waiver.

(a)          No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)          No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.14     Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto; provided, that any such instrument executed by the Securityholders’ Representative in his capacity as such shall be binding upon each of the Eligible Securityholders.

10.15     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to

47.

replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.16     Parties in Interest. Except for the provisions of Section 1.5, Section 1.6 and Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.17     Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof (including without limitation that certain letter of intent dated as of August 2, 2006, as amended); provided, however, that the Confidentiality and Nondisclosure Agreement executed on behalf of Parent on and the Company as of April 3, 2006 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such agreement is terminated in accordance with its terms.

10.18	Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)          The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)          Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[SIGNATURE PAGE FOLLOWS]

48.

The parties hereto have caused this Agreement and Plan of Merger to be executed and delivered as of November 3, 2006.

CAREGUIDE, INC.,

a Delaware corporation

By: /s/ Chris E. Paterson

Name: Chris E. Paterson

Title: President and CEO

HAELAN ACQUISITION CORPORATION,

an Indiana corporation

By: /s/ Chris E. Paterson

Name: Chris E. Paterson

Title: President

HAELAN CORPORATION,

an Indiana corporation

By: /s/ Julie A. Meek

Name: Julie A. Meek

Title: CEO

/s/ Richard L. Westheimer

Richard L. Westheimer, as Securityholders’ Representative

50.

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

2007 Revenue Target. “2007 Revenue Target” shall mean $4,380,000.

Accredited Investor. “Accredited Investor” shall have the meaning of such term in Rule 501(a) under the Securities Act.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving:

(e)          the sale, license, disposition or acquisition of all or a material portion of the Company’s business or assets;

(f)           the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company’s past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

(g)          any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

Actual 2007 Haelan Revenues. “Actual 2007 Haelan Revenues” shall mean the dollar amount of the portion of the gross revenues booked by Parent (on a consolidated basis and in accordance with GAAP and the Company’s policies in effect at the Effective Time) during calendar year 2007 that are attributable solely to the sale of the Company Products (including sales of Company Products in combination with Parent’s products and services), less an allowance for doubtful accounts and sales returns, if any, established in accordance with GAAP;

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Average Trading Price. “Average Trading Price” shall mean the average of the closing sale prices of a share of Parent Common Stock as reported on the Over-the-Counter Bulletin Board (or any securities exchange on which the Parent Common Stock is then traded) for each of the twenty (20) consecutive trading days ending on the trading date immediately prior to the date of determination.

Closing Date Working Capital. “Closing Date Working Capital” shall mean the difference of the Company’s current assets as of the Closing Date, calculated in accordance with GAAP, less the Company’s current liabilities as of the Closing Date, calculated in accordance with GAAP and after satisfaction of the Specified Liabilities actually paid prior to the Effective Time as required by this Agreement.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company Capital Stock. “Company Capital Stock” shall mean collectively the Company Common Stock and the Company Preferred Stock.

Company Common Stock. “Company Common Stock” shall mean the common stock, no par value, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

Company Employee. “Company Employee” shall mean any current or former employee, independent contractor or director of the Company or any Company Affiliate.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Company Affiliate and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the Company or any Company Affiliate to make any payments or provide any benefits in connection with such termination.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company Affiliate for the benefit of any Company Employee, or with respect to which the Company or any Company Affiliate has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

Company IP. “Company IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Company Products or methods or processes used to manufacture the Company Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to the Company.

Company IP Contract. “Company IP Contract” shall mean any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company.

Company Pension Plan. “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Company Preferred Stock. “Company Preferred Stock” shall mean the Series A Preferred Stock, no par value, of the Company.

3.

Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company, including any policy relating to (i) the privacy of users of the Company Products or of any Company Website, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.

Company Product. “Company Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Company.

Company Series B Convertible Note. “Company Series B Convertible Note” shall mean each of those certain Series B Convertible Promissory Notes issued by the Company on or after December 15, 2004, in the aggregate principal amount of $425,000.

Company Web Site. “Company Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of the Company.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Damages. “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

DOL. “DOL” means the United States Department of Labor.

Earnout Consideration. “Earnout Consideration” shall mean the product of (A) the amount, if any, by which the Actual 2007 Haelan Revenues exceed the 2007 Revenue Target, multiplied by (B) 1.875.

Eligible Securityholder. “Eligible Securityholder” shall mean (a) each holder of shares of Company Capital Stock immediately prior to the Effective Time that does not perfect his, her or its dissenters’ rights, (b) each holder of a Company Option immediately prior to the Effective Time whose Company Option is exchanged pursuant to Section 1.5(b)(i) above, and (c) each holder of a Company Warrant immediately prior to the Effective Time whose Company Warrant is exchanged pursuant to Section 1.5(b)(ii) above.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company

4.

(including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Final Balance Sheet. “Final Balance Sheet” shall mean an unaudited balance sheet of the Company as of the Closing Date prepared in accordance with GAAP, after payment of the Specified Liabilities actually paid prior to the Effective Time as required by this Agreement.

FMLA.	“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

Indemnitees. “Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Eligible Securityholders shall not be deemed to be “Indemnitees.”

Initial Cash Consideration. “Initial Cash Consideration” shall mean $1,500,000.

Initial Note Consideration. “Initial Note Consideration” shall mean $6,500,000.

5.

Intellectual Property. “Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

IRS.	“IRS” shall mean the United States Internal Revenue Service.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Material Adverse Effect. A violation or other matter will be deemed to have a “Material Adverse Effect” on a party if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on such party’s business, condition, assets, liabilities, operations, financial performance or prospects. Notwithstanding the foregoing, none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on a party: (i) any adverse effect resulting from or relating to general business or economic conditions or conditions generally affecting the industry in which a party operates, unless such effect has had, or would be reasonably expected to have, a materially disproportionate impact on the business, condition, assets, liabilities, operations, financial performance or prospects of a party relative to other participants in the industry in which such party operates; (ii) any adverse effect resulting from or relating to the announcement or pendency of the Merger or the transactions contemplated by this Agreement; or (iii) any adverse effect resulting from or relating to any action required to be taken under this Agreement by a party.

6.

Merger Consideration. “Merger Consideration” shall mean, collectively, the Initial Merger Consideration payable pursuant to Section 1.5 of this Agreement and the Post-Closing Payments, if any, payable pursuant to Section 1.6 of this Agreement.

Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

PBGC.	“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Specified Liabilities. “Specified Liabilities” shall mean each of (i) the outstanding principal balance and accrued interest owed to U.S. Bank and JP Morgan Chase, respectively, pursuant to the Company’s respective lines of credit; (ii) the outstanding principal balances owed to Daniel Brunette (in the aggregate amount of $250,000 as of the date of this Agreement) and Julie Meek (in the aggregate principal amount of $9,000 as of the date of this Agreement), plus accrued but unpaid interest thereon; (iii) the outstanding principal amounts and accrued interest thereon owed under the Company Series B Convertible Notes, (iv) accrued but unpaid dividends on the Company Preferred Stock, (v) the amounts owed by the Company to Bose McKinney & Evans LLP, (vi) amounts owed to Covington Associates pursuant to that certain letter dated as of December 21, 2005, and (vii) amounts, if any, reserved by the Company and placed into escrow for payment of the expenses of the Securityholders’ Representative (but which amount shall not exceed $50,000 in the aggregate).

Straddle Period. “Straddle Period” means any taxable period that begins on or prior to the Closing Date and ends after the Closing Date.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any

7.

customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

User Data. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company from users of the Company Products or of any Company Website.

1

EXHIBIT B

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE OR OTHER SECURITIES LAWS. ACCORDINGLY, NO SALE OR OTHER DISPOSITION HEREOF OR OF THE SECURITIES ISSUABLE HEREUNDER MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH (X) THE TERMS AND PROVISIONS HEREOF, (Y) RULE 144 UNDER THE ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR HOLDER SATISFACTORY TO THE COMPANY (IN ITS SOLE DISCRETION) THAT SUCH REGISTRATION IS NOT REQUIRED, AND (Z) THE PROVISIONS OF ANY OTHER APPLICABLE STATE OR OTHER SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE

$«DollarAmt"	_________, 2006

Coral Springs, Florida

For value received CAREGUIDE, INC., a Delaware corporation (the “Company”) promises to pay to «Name" or his, her or its assigns (“Holder”) the principal sum of $«DollarAmt" with interest, compounded annually, on the outstanding principal amount a rate of five percent (5%) per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal until the Maturity Date (as defined below) unless earlier paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

1.            This note (the “Note”) is issued as part of a series of similar notes (collectively, the “Notes”) to be issued pursuant to the terms of that certain Agreement and Plan of Merger (the “Agreement”) dated as of November 3, 2006 (the “Agreement Date”) to the Eligible Securityholders (as defined in the Agreement) (collectively, the “Holders”).

2.            All payments of interest and principal shall be in lawful money of the United States of America and shall be made pro rata among all Holders. All payments shall be applied first to accrued interest, and thereafter to principal.

3.            Unless this Note has been converted or prepaid in accordance with the terms of Sections 5, 6 or 8 below, and subject to Section 7 below, the total of the outstanding principal balance under this Note and all unpaid accrued interest (the “Total Loan Amount”) shall become fully due and payable on the three (3) year anniversary of the date of this Note (the “Maturity Date”).

4.            As used in this Note, “Common Stock” shall mean the Company’s common stock, par value $0.01 per share, and “Average Trading Price” shall mean the average closing price of the Common Stock on the Over-the-Counter Bulletin Board (or any exchange on which the Company’s common stock is then traded) for the twenty (20) trading day period ending on the trading day immediately prior to the relevant date of determination (as adjusted for stock splits, combinations and the like after the date of this Note).

5.            Subject to Sections 7 and 8 below, in the event that on the Maturity Date the Average Trading Price is equal to or greater than $1.50 per share (as adjusted for stock splits, combinations and the like after the date of this Note), then unless otherwise agreed by the Company and Holder, in lieu of any cash payment of all or any portion of the Total Loan Amount, within ten (10) business days after the Maturity Date, the Company shall issue (or cause its transfer agent to issue) to the Holder, in full

1

satisfaction of its obligations under this Note, a number of shares of Common Stock equal to (x) the Total Loan Amount divided by (y) $1.50 (as adjusted for stock splits, combinations and the like after the date of this Note).

6.            Subject to Sections 7 and 8 below, in the event that on the Maturity Date the Average Trading Price is less than $1.50 per share (as adjusted for stock splits, combinations and the like after the date of this Note), then, upon written notice to the Company within fifteen (15) business days after the Maturity Date (the “Holder Maturity Conversion Election”), the Holder may elect to receive either (i) a cash payment equal to the Total Loan Amount as of the Maturity Date, (ii) a number of shares of Common Stock equal to (x) the Total Loan Amount as of the Maturity Date divided by (y) the greater of (1) the Average Trading Price as of the Maturity Date or (2) $1.00 per share (in each case as adjusted for stock splits, combinations and the like after the date of this Note), or (iii) any combination of the foregoing, at the election of each Holder. Each Holder Maturity Conversion Election shall specify the portion of the Total Loan Amount to be paid in shares of Common Stock; if any such Holder Maturity Conversion Election does not so specify, the Holder will be deemed to have elected to receive cash in payment of the full Total Loan Amount. Upon any such Holder Maturity Conversion Election, the Company shall notify its transfer agent within ten (10) days of such Holder Maturity Conversion Election of the number of shares of Common Stock to be issued and shall authorize the issuance of such shares to Holder. In the event that no Holder Maturity Conversion Election is received from a Holder within fifteen (15) business days after the Maturity Date, the Company may satisfy its obligations to Holder under this Note by payment as specified in clause (i) of this Section 6.

7.            Subject to Section 8 below, in the event that, prior to the Maturity Date, (a) the Company enters into an agreement for or relating to: (i) the sale, conveyance, or other disposal of all or substantially all of its property or business or merger with or into or consolidation with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Company) or (ii) a transaction or series of related transactions in which the stockholders of the Company immediately prior to the transaction or transactions own less than a majority of the voting power of the surviving corporation (or if the surviving corporation is a wholly owned subsidiary, its parent) following the transaction or transactions (any such transaction, a “Sale Transaction”) (provided that none of the following shall be considered a Sale Transaction: (A) a merger effected exclusively for the purpose of changing the domicile of the Company, (B) an equity financing in which the Company is the surviving corporation, or (C) a transaction in which the stockholders of the Company immediately prior to the transaction own 50% or more of the voting power of the surviving (or transferee) corporation following the transaction), and (b) the Company has elected to prepay this Note prior to the consummation of such Sale Transaction or is required to prepay this Note as a condition to the consummation of the Sale Transaction, then the Total Loan Amount shall become due and payable as of the closing of such Sale Transaction, and the date of closing of such transaction shall become the Maturity Date for purposes of Sections 5 and 6 of this Note.

8.            After the one (1) year anniversary of the date of this Note or in the event of a Sale Transaction, the Company may prepay the then outstanding Total Loan Amount without penalty prior to the Maturity Date by providing to Holder written notice of its election to prepay such amount in cash (such notice, the “Company Prepayment Election”); provided, however, that the Holder shall have the option, upon written notice to the Company within fifteen (15) business days after receipt of either the Company Prepayment Election or notice of a Sale Transaction (such notice by the Holder, the “Holder Prepayment Conversion Election”), to receive, in lieu of a cash payment but in full satisfaction of the Company’s obligations under this Note, a number of shares of Common Stock equal to (x) all or any portion of the Total Loan Amount divided by (y) $1.50 (as adjusted for stock splits, combinations and the like after the date of this Note). Each Holder Prepayment Conversion Election shall specify the portion of the Total Loan Amount to be paid in shares of Common Stock; if any such Holder Prepayment

2

Conversion Election does not so specify, the Holder will be deemed to have elected to receive Common Stock in payment of the full Total Loan Amount. Upon any such Holder Prepayment Conversion Election, the Company shall notify its transfer agent within ten (10) days of such Holder Prepayment Conversion Election of the number of shares of Common Stock to be issued and shall authorize the issuance of such shares to Holder. In the event that no Holder Prepayment Conversion Election is received from a Holder within fifteen (15) business days after receipt of the Company Prepayment Election, the Company may satisfy its obligations to Holder under this Note, in its sole discretion, by (i) a cash payment equal to the Total Loan Amount as of the date of the Company Prepayment Election or (ii) a number of shares of Common Stock equal to the Total Loan Amount as of the date of the Company Prepayment Election divided by the Average Trading Price as of the date of the Company Prepayment Election; provided that, in the event that the Average Trading Price as of the date of the Company Prepayment Election is less than $1.00 per share (as adjusted for stock splits, combinations and the like after the date of this Note), the Total Loan Amount shall be paid in cash to the Holder.

9.            In connection with any exercise of the conversion rights set forth in Sections 5, 6 or 8 above, the Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of Holder against impairment.

10.          If there shall be any Event of Default (as defined below) hereunder, at the option of Holder and upon written notice to the Company (which notice shall not be required in the case of an Event of Default under paragraphs (b) or (c) of this Section), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable in cash. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)          the Company fails to pay timely any of the principal amount due under this Note within ten (10) business days after the date the same becomes due and payable or any accrued interest or other amounts due under this Note within ten (10) business days after the date the same becomes due and payable;

(b)          the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c)          An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

11.          In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

12.          The Company hereby represents that it has no present plan or intention to enter into a Sale Transaction prior to the one (1) year anniversary of this Note so as to result in the Holder’s right to convert his, her or its Note into shares of Common Stock prior to the one (1) year anniversary date of the Note pursuant to Section 8 above, and Holder hereby represents that it has no expectation that the Company will enter into a Sale Transaction prior to the one (1) year anniversary of this Note so as to result in the Holder’s right to convert his, her or its Note into shares of Common Stock prior to the one (1)

3

year anniversary date of the Note. Any such conversion prior to the one (1) year anniversary of this Note pursuant to Section 8 above shall not be permitted unless the Internal Revenue Service has issued a ruling to the effect that notwithstanding the conversion, the receipt of the Note will not be considered a payment defined in section 453(f) of the Internal Revenue Code.

13.          The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

14.          This Note shall be governed by and construed under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.

15.          The indebtedness evidenced by this Note is subordinated in right of payment to the prior payment in full of any Senior Indebtedness in existence on the date of this Note. “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, all amounts due in connection with (a) indebtedness of the Company to banks or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions and their affiliates, which sometimes engage in lending activities but which are primarily engaged in investments in equity securities, and specifically excluding indebtedness of the Company to any of its stockholders), and (b) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor. The Company represents that there is currently no Senior Indebtedness outstanding as of the date hereof, other than the Company’s line of credit and secured letters of credit, in each case with Comerica Bank. In connection with the issuance of this Note by the Company, Holder agrees to execute and deliver to each holder of Senior Indebtedness a subordination agreement in a form reasonably acceptable to Holder and the holder of such Senior Indebtedness.

16.          Any term of this Note may be amended or waived with the written consent of the Company and the Holder.

17.          This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

[SIGNATURE PAGE FOLLOWS]

4

                IN WITNESS WHEREOF, the parties have executed this CONVERTIBLE PROMISSORY NOTE as of the date first written above.

CAREGUIDE, INC.

By:

Chris E. Paterson

President and Chief Executive Officer

AGREED TO AND ACCEPTED:

«Name"

By:

Name:______________________________

Title:________________________________

1

EXHIBIT C

LETTER OF TRANSMITTAL TO ACCOMPANY

SECURITIES OF HAELAN CORPORATION

1

AGREEMENT AND PLAN OF MERGER

among:

CAREGUIDE, INC.,

a Delaware corporation;

HAELAN ACQUISITION CORPORATION,

an Indiana corporation;

HAELAN CORPORATION,

an Indiana corporation;

AND

RICHARD L. WESTHEIMER, AS SECURITYHOLDERS' REPRESENTATIVE

___________________________

Dated as of November 3, 2006

___________________________

EXHIBITS

Exhibit A	-	Certain Definitions
Exhibit B	-	Form of Convertible Promissory Note
Exhibit C	-	Form of Letter of Transmittal

PAGE

section 1.	Description of Transaction	1
1.1	Merger of Merger Sub into the Company	1
1.2	Effect of the Merger	1
1.3	Closing; Effective Time	1
1.4	Articles of Incorporation and Bylaws; Directors and Officers	2

1.5	Conversion of Shares; Exchange of Options and Warrants; Payment of Specified Liabilities 2
1.6	Post-Closing Payments	3
1.7	Stock Options and Warrants	5
1.8	Closing of the Company’s Transfer Books	6
1.9	Exchange of Company Securities	6
1.10	Dissenting Shares	7
1.11	Working Capital Adjustment	7
1.12	Further Action	8
section 2.	Representations and Warranties of the Company	8
2.1	Due Organization; No Subsidiaries; Etc.	8
2.2	Articles of Incorporation and Bylaws; Records	9
2.3	Capitalization, Etc.	9
2.4	Financial Statements	10
2.5	Absence of Changes	10
2.6	Title to Assets	12
2.7	Bank Accounts; Receivables	12
2.8	Equipment; Leasehold	13
2.9	Intellectual Property; Privacy	13
2.10	Contracts	18
2.11	Liabilities	20
2.12	Compliance with Legal Requirements	20
2.13	Governmental Authorizations	21
2.14	Tax Matters	21
2.15	Employee and Labor Matters; Benefit Plans	23
2.16	Environmental Matters	27
2.17	Insurance	27

i.

(CONTINUED)
PAGE

2.18	Related Party Transactions	27
2.19	Legal Proceedings; Orders	28
2.20	Authority; Binding Nature of Agreement	28
2.21	Non-Contravention; Consents	28
2.22	Financial Advisor	29
2.23	Full Disclosure	29
SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB 29
3.1	Due Organization	30
3.2	SEC Filings; Financial Statements	30
3.3	Authority; Binding Nature of Agreement	30
3.4	Valid Issuance	30
section 4.	Certain Covenants of the Company	30
4.1	Access and Investigation	30
4.2	Operation of the Company’s Business	31
4.3	Notification; Updates to Disclosure Schedule	32
4.4	No Negotiation	33
section 5.	Additional Covenants of the Parties	33
5.1	Filings and Consents	33
5.2	Information Statement; Shareholders’ Meeting	34
5.3	Public Announcements	34
5.4	Best Efforts	34
5.5	Employment and Noncompetition Agreements	34
5.6	Termination of Agreements	34
5.7	FIRPTA Matters	34
5.8	Employee Plans	35
5.9	Resale Registration Statement	35
5.10	Tax Matters	35

SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB 36
6.1	Accuracy of Representations	36
6.2	Performance of Covenants	37
6.3	Shareholder Approval; Dissenters	37

ii.

(CONTINUED)
PAGE

6.4	Consents	37
6.5	Agreements and Documents	37
6.6	FIRPTA Compliance	38
6.7	No Restraints	38
6.8	No Legal Proceedings	38
6.9	Termination of Employee Plans	38
6.10	Conversion of Preferred Stock	38
6.11	No Material Adverse Effect	38
6.12	Board of Directors	38
6.13	Specified Liabilities	38
6.14	Financial Statement Audit and Review	38
6.15	Termination of Agreements	39
6.16	Redemption of Shares	39
section 7.	Conditions Precedent to Obligations of the Company	39
7.1	Accuracy of Representations	39
7.2	Performance of Covenants	39
7.3	No Restraints	39
7.4	Legal Opinion	39
7.5	Parent Closing Certificate	39
7.6	No Material Adverse Effect	39
section 8.	Termination	39
8.1	Termination Events	39
8.2	Termination Procedures	40
8.3	Effect of Termination	40
section 9.	Indemnification, Etc.	40
9.1	Survival of Representations, Etc.	40
9.2	Indemnification of Parent by Eligible Securityholders	41
9.3	Procedure for Indemnification	41
9.4	Satisfaction of Indemnification Claims; Setoff; Threshold; Ceiling	42
9.5	No Contribution	42
9.6	Exclusive Remedy	42
9.7	Defense of Third Party Claims	43

iii.

(CONTINUED)
PAGE

9.8	Exercise of Remedies by Indemnitees Other Than Parent	43
section 10.	Miscellaneous Provisions	43
10.1	Securityholders’ Representative	43
10.2	Further Assurances	44
10.3	Fees and Expenses	44
10.4	Attorneys’ Fees	44
10.5	Notices	44
10.6	Confidentiality	45
10.7	Time of the Essence	45
10.8	Headings	45
10.9	Counterparts	45
10.10	Governing Law	45
10.11	Successors and Assigns	46
10.12	Remedies Cumulative; Specific Performance	46
10.13	Waiver	46
10.14	Amendments	46
10.15	Severability	46
10.16	Parties in Interest	47
10.17	Entire Agreement	47
10.18	Construction	47

iv.

1.